Exhibit 5.1

650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: +1.714.540.1235 Fax: +1.714.755.8290 www.lw.com

FIRM / AFFILIATE OFFICES
May 27, 2010	Abu Dhabi Barcelona Beijing Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New Jersey New York Orange County Paris Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

STEC, Inc.

3001 Daimler Street

Santa Ana, California 92705-5812

Re:	Registration Statement on Form S-8 for the issuance of up to 4,600,000 shares of common stock, par value $0.001 per share, of STEC, Inc.

Ladies and Gentlemen:

We have acted as special counsel to STEC, Inc., a California corporation (the “Company”), in connection with the proposed issuance of up to 4,600,000 shares of common stock, par value $0.001 per share (the “Shares”), issuable under the STEC, Inc. 2010 Incentive Award Plan (the “Plan”), pursuant to a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of California, and we express no opinion with respect to any other laws or as to any matters of municipal law or any other local agencies within any state.

Subject to the foregoing and in reliance thereon, it is our opinion that, upon the issuance and delivery of the Shares in the manner contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law

May 27, 2010

and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith) and subject to the Company complying with all other terms of the Plan, including, without limitation, receipt of legal consideration in excess of the par value of each Share issued, and when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Plan participants or when certificates representing the Shares have been signed by an authorized officer of the transfer agent and registrar therefor, the Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of California.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP